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Commodity Exchange                                    Filed pursuant to Rule 433
                                               Registration Statement 333-137902
Traded Notes                                                  Dated Nov 12, 2008

Description

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares
DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB
Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the
"PowerShares DB Commodity ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index(TM) (the "Index") which is designed to reflect the performance of certain wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts plus the returns from investing in 3 month United States Treasury Bills. The Long and Double Long ETNs are based on the Optimum Yield(TM) version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield(TM) version of the Index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the
Index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to
$0.03 per security.

Fact Sheet
Prospectus

               Index History (%)(1)

Fund Annual Rebalance

The following funds did not re-balance to their base weights on Nov 10th:
DBA,DBB,DBC,DBE,DBP. Re-balance will occur on the close on Nov 11th (DBA W Z8 will roll over next 3 days). For exact fund weights call (212) 250 5883.

DEE Financial Details
Ticker: DEE
Last Update             11-Nov-2008
                        09:49 AM
Price                   Not Available
DEE Index Level*        414.90
Indicative Intra-day    55.15
Value**
Last end of day         52.57997
Value***
Last date for end       10-Nov-2008
of day Value
  Data Source:   www.nyse.com

(Data delayed 20 minutes)

*   Indicative intra-day and Index closing
**  Indicative intra-day value of the DEE
*** Last end of day DEE RP

DYY Financial Details
Ticker: DYY
Last Update             11-Nov-2008
                        09:49 AM
Price                   Not Available
DYY Index Level*        473.90
Indicative Intra-day    8.11
Value**
Last end of day         8.57973
Value***
Last date for end       10-Nov-2008
of day Value
                        11/11/2008

Deutsche Bank Commodities Notes
Source: DB / Bloomberg
Long Index Weights
As Of:  10-Nov-2008
Commodity                           Contract Expiry Date             Weight %
Aluminium                               18-Nov-2009                   11.33
Corn                                    12-Dec-2008                     0
Corn                                    14-Dec-2009                   12.399
Gold                                    29-Dec-2008                     0
Gold                                    28-Jan-2009                   10.675
Heating Oil                             29-May-2009                   22.006
Light Crude                             22-Jun-2009                   33.039
Wheat                                   14-Jul-2009                   10.55

Short Index Weights
As Of:  10-Nov-2008
Commodity                           Contract Expiry Date             Weight %
Aluminium                               16-Dec-2009                   12.39
Corn                                    14-Dec-2009                   11.33
Gold                                    29-Dec-2009                   10.21
Heating Oil                             31-Dec-2008                   20.08
Light Crude                             19-Dec-2008                   34.78
Wheat                                   14-Dec-2009                    11.2

  Data Source:   www.nyse.com

  (Data delayed 20 minutes)
*   Indicative intra-day and Index closing
**  Indicative intra-day value of the DYY
*** Last end of day DYY RP

DDP Financial Details
Ticker: DDP
Last Update             11-Nov-2008
                        09:49 AM
Price                   Not Available
DYY Index Level*        414.90
Indicative Intra-day    38.78
Value**
Last end of day         37.81487
Value***
Last date for end       10-Nov-2008
of day Value
Data Source:   www.nyse.com
(Data delayed 20 minutes)

*   Indicative intra-day and Index closing
**  Indicative intra-day value of the DDP
*** Last end of day DDP RP

DPU Financial Details
Ticker: DPU
Last Update             11-Nov-2008
                        09:49 AM
Price                   Not Available
DPU Index Level*        473.90
Indicative Intra-day    15.41
Value**
Last end of day         15.82941
Value***
Last date for end       10-Nov-2008
of day Value
Data Source:   www.nyse.com
(Data delayed 20 minutes)
*    Indicative intra-day and Index closing
**   Indicative intra-day value of the DPU
***  Last end of day DPU RP

Contact Information

Any questions please call
1-877-369-4617

 DB Commodity ETN and Index Data        (1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance.
 DB Commodity ETN Symbols               PowerShares DB Commodity ETN hypothetical historical performance is based on a combination of the monthly returns from the relevant
 Commodity Double Short      DEE        commodity index plus the monthly returns from the DB 3-Month T-Bill
                                        Index (the "T-Bill Index"), resetting monthly as per the repurchase
 Commodity Double Long       DYY        value formula applied to the PowerShares DB Commodity ETNs less the investor fee. Index history for the Long and Double Long ETNs is
 Commodity Short             DDP        based on the Deutsche Bank Liquid Commodity Index-Optimum Yield(TM) and
                                        index history for the Short and Double Commodity ETNs is based on the
 Commodity Long              DPU        standard version of the Deutsche Bank Liquid Commodity Index
                                        (collectively, the "Commodity Indexes"). The Commodity Indexes are
 Unit Price at Listing                  intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold
 Commodity Double Short      $25.00     and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3- month United States Treasury Bills on a rolling
 Commodity Double Long       $25.00     basis.

 Commodity Short             $25.00
                                        An investment in the DB Commodity ETNs involves risks, including
 Commodity Long              $25.00     possible loss of principal. For a description of the main risks, see
                                        "Risk Factors" in the applicable pricing supplement.
 Intraday Intrinsic Value Symbols
                                        Index history does not reflect any transaction costs or expenses.
 Commodity Double Short      DEEIV      Indexes are unmanaged and you cannot invest directly in an index.
                                        PAST PERFORMANCE DOES NOT
 Commodity Double Long       DYYIV      GUARANTEE FUTURE RESULTS.

 Commodity Short             DDPIV      (2)The PowerShares DB Commodity ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit
 Commodity Long              DPUIV      ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on
 Inception Date              4/28/08    the marketability or market price of the PowerShares DB Commodity
                                        ETNs.
 Maturity Date               4/01/38
                                        An investment in the PowerShares DB Commodity ETNs involves risks,
 DB Optimum YieldTM          DBLCOYER   including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement. Not
 Commodity Index Symbol                 FDIC Insured - No Bank Guarantee - May Lose Value.

 DB Standard Commodity       DBLCMACL   The PowerShares DB Commodity ETNs are senior unsecured obligations of
                                        Deutsche Bank AG, London Branch that are linked to the Index. The
 Index Symbol                           rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Commodity ETNs other than Deutsche Bank AG, London Branch's ability to meet its
 Risks(2)                               obligations. The PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection.
Non-principal protected                 Risks of investing in the PowerShares DB Commodity ETNs include
Leveraged losses                        limited portfolio diversification, uncertain principal repayment,
Subject to an investor fee              trade price fluctuations, illiquidity and leveraged losses. Investing
Limitations on repurchase               in the PowerShares DB Commodity ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce

Concentrated exposure to commodities       the amount of your return at maturity or upon redemption of your
                                           PowerShares DB Commodity ETNs even if the value of the relevant
Benefits                                   index has increased. If at any time the redemption value of the
                                           PowerShares DB Commodity ETNs is zero, your investment will
Leveraged and short notes                  expire worthless. Ordinary brokerage commissions apply, and
Low Cost                                   there are tax consequences in the event of sale, redemption or
Intraday access                            maturity of the PowerShares DB Commodity ETNs. Sales in the
Listed                                     secondary market may result in losses. An investment in the
Transparent                                PowerShares DB Commodity ETNs may not be suitable for all
Tax treatment(3)                           investors.

Issuer Details
                                           The PowerShares DB Commodity ETNs are concentrated in commodity
Deutsche Bank AG, London Branch            futures contracts. The market value of the PowerShares DB
Long-term Unsecured Obligations**          Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in
S & P Rating                    AA-        supply and demand relationships, changes in interest rates, and monetary and other governmental actions.
Moody's Rating                  Aal
                                           The PowerShares DB Commodity Double Long ETN and PowerShares DB
                                           Commodity Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

                                           (3)Deutsche Bank AG, London Branch, Invesco PowerShares and
                                           their affiliates do not provide tax advice, and nothing
                                           contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein
                                           (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding
                                           U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your
                                           particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.com or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares
Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subs idiaries of
Invesco Ltd.

An investor should consider the PowerShares DB Commodity ETNs' investment objective, risks, charges and expenses carefully before investing.

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